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                        SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT



Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2003

                         Immunotechnology Corporation
             (Exact name of registrant as specified in its charter)

                                  Delaware
         (State or other jurisdiction of incorporation or organization)

                                 000-24641
                          (Commission File Number)

                               84-1016435
                     (I.R.S. Employer Identification No.)

        1661 Lakeview Circle, Ogden, Utah              84403
    (Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code: (801)399-3632



                 (Former name, if changed since last report)

__________________________________
         (Former name or former address, if changed since last report)

______________
          (Registrant's Former Telephone Number, Including Area Code)



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          Item 5. Other Events and Regulation FD Disclosure.

Reference is made to our press release dated May 20, 2003.

Forward Stock Split. On May 13, 2002, our Board of Directors approved a 5 for 1 stock split of the Registrant's issued and outstanding common stock in the form of a dividend. The dividend will be payable on May 27, 2003 for shareholders of record on May 23, 2003. As a result of the 5:1 forward split, the Registrant's total issued and outstanding stock will increase from 10,000,000 shares issued and outstanding to 50,000,000 shares issued and outstanding.

The purpose for the stock split is to increase the marketability and liquidity of the common stock and increase the number of issued and outstanding shares of our common stock. As a result of the stock split, each share of the Registrant's issued and outstanding common stock may be exchanged for 5 fully paid and nonassessable shares of common stock, $0.001 par value per share. Fractional shares will be rounded upward.

Change of Symbol and CUSIP Number. Concurrent with the forward split, we also intend to change our trading symbol and CUSIP Number. Therefore, our CUSIP Number will be changed from 45253M 20 9 and our symbol will change from IMNT. We will announce the new CUSIP Number and trading symbol when they become available.

Effect on Merger Agreement between Registrant and Ultimate Security Systems Corporation. On April 21, 2003, we entered into an Agreement and Plan of Merger with Ultimate Security Systems Corporation ("Ultimate"), a copy of which was attached as an exhibit to our Form 8-K filed with the Securities and Exchange Commission on April 23, 2003 (the "Merger Agreement"). The following discussion regarding the terms of the Merger Agreement is subject to, and qualified in its entirety by, the detailed provisions of the Merger Agreement and any exhibits thereto.

The Merger Agreement provides that approximately 34,687,924 shares of Ultimate securities held by the Ultimate Shareholders will be exchanged for shares of our Common Stock on a one for one basis. As a condition to the Merger Agreement, Ultimate Shareholders holding Series A and B Preferred Shares must convert such Preferred Shares to Ultimate common stock prior to the effective date of the Merger. Ultimate Preferred Shares are also entitled to accrued and unpaid dividends totaling approximately $355,000 through March 31, 2003 which must also be converted to rights to receive common shares in the Merger at a ratio of 1 share for each dollar owed. The approximate number of shares to be issued by us to the Ultimate shareholders assumes the conversion of all Ultimate Preferred Shares and dividends. Finally, as a condition to the Merger Agreement, Ultimate Shareholders holding warrants for the purchase of up to approximately 11,020,183 additional shares at an exercise price of $.50 per share (7,601,854) and $1.00 per share (3,418,329), exercisable until one year following the effective date of the Merger, must also agree to convert such warrants to a like number of warrants for the purchase of our Common Stock on the same terms as their existing warrants.

Originally, approximately 34,687,924 shares of our Common Stock would be issued to the Ultimate Shareholders in exchange for the shares of Ultimate Common and Preferred Stock which would have resulted in approximately 44,687,924 Common Stock shares issued and outstanding. In addition, assuming the Ultimate warrant holders agree to convert their outstanding warrants, we would have had warrants for the purchase of up to approximately 11,020,183

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additional shares at an exercise price of $.50 per share (7,601,854 warrants)
and $1.00 per share (3,418,329 warrants), exercisable until one year following the effective date of the Merger. We also contemplated issuing warrants for the purchase of an additional 400,000 shares at $.10 per share, exercisable for one year following the effective date of the Merger to Troika Capital Investment, an entity whose principal is Mark Scharmann, our president.

We will also assume certain obligations related to Ultimate's existing consulting and advisory service agreements with Shulman & Associates and Stenton Leigh Business Resources, Inc. These agreements call for the issuance of an aggregate of 4,000,000 options for the purchase of common stock at an exercise price of $0.10 per share, subject to certain conditions, including minimum financing being obtained following the effectiveness of the Merger Agreement.

With the forward split of our stock, we will be required to prepare an amendment to the Merger Agreement which provides that the aforementioned issuances will be increased by a multiple of five (5). Therefore, we will issue approximately 173,439,620 shares of our Common Stock to the Ultimate Shareholders in exchange for the shares of Ultimate Common and Preferred Stock which will result in approximately 223,439,620 Common Stock shares issued and outstanding after the consummation of the Merger. In addition, assuming the Ultimate warrant holders agree to convert their outstanding warrants, we will issue warrants for the purchase of up to approximately 55,100,915 additional shares at an exercise price of $.50 per share (38,009,270 warrants) and $1.00 per share (17,091,645 warrants), exercisable until one year following the effective date of the Merger. We will also issue warrants for the purchase of an additional 400,000 shares at $.10 per share, exercisable for one year following the effective date of the Merger to Troika Capital Investment, an entity whose principal is Mark Scharmann, our president.

We will also assume certain obligations related to Ultimate's existing consulting and advisory service agreements with Shulman & Associates and Stenton Leigh Business Resources, Inc. These agreements call for the issuance of an aggregate of 4,000,000 options for the purchase of common stock at an exercise price of $0.10 per share, subject to certain conditions, including minimum financing being obtained following the effectiveness of the Merger Agreement.

In order to have sufficient authorized capital to be able to reserve enough shares for the warrants and options outstanding following the effectiveness of the Merger, and to provide additional shares to be available for sale in connection with Ultimate's proposed fund raising following the Merger, we will also increase our capitalization from 50,000,000 authorized common shares to 500,000,000 shares of common stock.

Index to Exhibits

99.1      Press Release dated May 20, 2003

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Immunotechnology Corporation


May 19, 2003   By: /S/ Mark A. Scharmann
                       Mark A. Scharmann, President